                                                                     EXHIBIT 1.3

                      [LETTERHEAD OF McMANUS & CO., P.C.]

                        Independent Accountant's Report
                        -------------------------------




To the Board of Directors and Stockholders of South Beach Concepts, Inc.:

We have audited the accompanying consolidated balance sheets of South Beach Concepts, Inc. as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of South Beach Concepts, Inc. at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ McManus & Co., P.C.

McManus & Co., P.C.
Morris Plains, New Jersey

March 24, 2000

                   South Beach Concepts, Inc. & Subsidiaries
                          Consolidated Balance Sheets
                                 December 31,

                                    ASSETS


                                                     1999            1998
                                                 ----------------------------
Current Assets:
  Cash                                           $     79,426    $      9,088
  Accounts Receivable (Note 2)                         29,280          46,357
  Inventory (Note 1)                                   47,090          20,358
  Due From Affiliates (Note 3)                        343,860         112,123
  Other Assets                                            400              --
  Royalties Receivable                                 14,027          25,718
                                                 ------------    ------------
      Total Current Assets                            514,083         213,644

Property, Plant, and Equipment - net of
  accumulated depreciation (Notes 1 & 5)            2,476,626       1,085,444

Investments and Other Assets:
  Deferred Public Offering Costs (Note 12)            266,734          34,500
  Deferred Tax Asset (Note 14)                        186,529         149,015
  Deposits                                             15,695          15,615
  Intangible Assets (Note 1)                           91,979         744,160
  Accumulated Amortization (Note 1)                   (10,884)       (188,769)
  Prepaid Expenses                                    197,020         200,685
                                                 ------------    ------------
      Total Investments & Other Assets                747,073         955,206
                                                 ------------    ------------
Total Assets                                     $  3,737,782    $  2,254,294
                                                 ============    ============

See accompanying notes to the consolidated financial statements.

                   South Beach Concepts, Inc. & Subsidiaries
                          Consolidated Balance Sheets
                                 December 31,


                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                1999            1998
                                                            ----------------------------
Current Liabilities:
  Accounts Payable                                          $     56,944    $    239,534
  Accrued Expenses                                               322,832          26,155
  Notes Payable (Note 6)                                          32,182         141,431
  Advance From Shareholders (Note 10)                             30,317          16,100
  Payroll Taxes Payable                                           18,391              --
                                                            ------------    ------------
      Total Current Liabilities                                  460,666         423,220

Long - Term Liabilities:
  Notes Payable (Note 6)                                         525,748              --
  Deferred Taxes (Note 14)                                            --          61,330
                                                            ------------    ------------
      Total Long - Term Liabilities                              525,748          61,330

Commitments and Contingent Liabilities (Note 11)

Stockholders' Equity:
  Common Stock (stated par value $.01)
   Authorized 50,000,000 shares
   Issued and Outstanding 17,821,285 and 10,383,450
   shares at December 31, 1999 and 1998, respectively.           178,213         103,835
  Preferred Stock (stated par value $.01)
   Authorized 15,000,000 shares
   No shares were issued or outstanding at
   December 31, 1999 and 1998.                                        --              --
  Paid In Capital                                              6,299,284       4,102,893
  Retained Earnings                                           (3,726,129)     (2,436,984)
                                                            ------------    ------------
      Total Stockholders' Equity                               2,751,368       1,769,744
                                                            ------------    ------------
Total Liabilities and Stockholders' Equity                  $  3,737,782    $  2,254,294
                                                            ============    ============

See accompanying notes to the consolidated financial statements.

                   South Beach Concepts, Inc. & Subsidiaries
                     Consolidated Statements of Operations
                                 December 31,

                                           1999                1998                1997
                                       -------------      -------------       -------------
Revenues:
 Sales                                 $     848,537      $   1,075,509       $     871,230
 Franchise Fees                              411,000            196,400             142,500
 Royalties                                     9,210             97,029              41,418
                                       -------------      -------------       -------------
     Total Revenues                        1,268,747          1,368,938           1,055,148

Cost Of Sales:
 Food                                        166,932            325,452             199,070
 Paper                                        18,259             31,567              22,553
 Coffee Beans                                 45,320                 --                  --
 Salaries and Wages                          280,991            402,757             251,174
 Other                                        24,908              4,284                  --
                                       -------------      -------------       -------------
     Total Cost of Sales                     536,410            764,060             472,797

                                       -------------      -------------       -------------
 Gross Profit                                732,337            604,878             582,351
                                       -------------      -------------       -------------

Operating Expenses:                        1,595,161          1,245,829           1,725,752
                                       -------------      -------------       -------------

Loss Before Other Income, Loss From
 Minority Ownership, Write-Off of
 Organization Costs, and Income Taxes       (862,824)          (640,951)         (1,143,401)

Other Income:
 Interest Income - Other                       7,992             44,911               3,798
 Loss on Disposition of Asset                     --           (100,135)                 --
                                       -------------      -------------       -------------
     Total Other Income                        7,992            (55,224)              3,798
                                       -------------      -------------       -------------

Loss From Minority Ownership                      --                 --             (73,500)

Loss Before Write-Off of Organization
Costs and Income Taxes                      (854,832)          (696,175)         (1,213,103)
                                       -------------      -------------       -------------

Write-Off of Organization Costs              533,157                 --                  --
                                       -------------      -------------       -------------

Loss Before Income Taxes                  (1,387,989)          (696,175)         (1,213,103)
 Provision For Income Taxes                  (98,844)           (87,685)                 --
                                       -------------      -------------       -------------
Net Loss                               $  (1,289,145)     $    (608,490)      $  (1,213,103)
                                       =============      =============       =============

 Net Loss Per Share:
     Basic (Notes 1 & 15)              $       (0.09)     $       (0.05)      $       (0.08)
     Diluted (Notes 1 & 15)            $       (0.06)     $       (0.05)      $       (0.08)

See accompanying notes to the consolidated financial statements.

                   South Beach Concepts, Inc. & Subsidiaries
           Consolidated Statement of Changes in Stockholders' Equity

                                               Common Stock
January 1, 1997                       ----------------------------     Preferred        Additional       Retained      Stockholders'
To December 31, 1999                     Shares          Value           Stock        Paid in Capital     Deficit         Equity
--------------------------            -------------  -------------   --------------   ---------------   ------------   ------------
January 1, 1997                           5,526,300  $      55,263   $            0   $     1,339,925   $   (615,391)  $    779,797

Contributed Capital                              --             --               --         1,741,816             --      1,741,816

Issuance of Common Stock                 10,140,300        101,403               --           140,501             --        241,904

Net Loss - 1997                                                                                           (1,213,103)    (1,213,103)
                                      -------------  -------------   --------------   ---------------   ------------   ------------

Total Stockholders' Equity
As of December 31, 1997                  15,666,600        156,666               --         3,222,242     (1,828,494)     1,550,414

Contributed Capital                              --             --               --           501,036             --        501,036

Redistribution of Common Stock
   Through Re-Organization              (15,666,600)      (156,666)              --                --             --       (156,666)

Issuance of Common Stock                 10,000,000        100,000               --                --             --        100,000

Issuance of Common Stock                    383,450          3,835               --           379,615             --        383,450

Net Loss - 1998                                                                                             (608,490)      (608,490)
                                      -------------  -------------   --------------   ---------------   ------------   ------------

Total Stockholders' Equity
As of December 31, 1998                  10,383,450        103,835               --         4,102,893     (2,436,984)     1,769,744

Stock Issued for Services Rendered          200,000          2,000               --           198,000             --        200,000

Conversion of Notes Payable                  37,000            370               --            36,630             --         37,000

Issuance of Common Stock - 504              303,200          3,032               --           300,168             --        303,200

Syndication Costs                                --             --               --           (34,500)            --        (34,500)

Stock Issued for Acquisition of
   Westford Acquisition Corporation       4,650,000         46,500               --                --             --         46,500

Common Stock Issued for Cash              2,247,635         22,476               --         1,696,093             --      1,718,569

Net Loss - 1999                                                                                           (1,289,145)    (1,289,145)
                                      -------------  -------------   --------------   ---------------   ------------   ------------
Total Stockholders' Equity
As of December 31, 1999                  17,821,285  $     178,213   $           --   $     6,299,284   $ (3,726,129)  $  2,751,368
                                      =============  =============   ==============   ===============   ============   ============

See accompanying notes to the consolidated financial statements.

                   South Beach Concepts, Inc. & Subsidiaries
                     Consolidated Statements of Cash Flows
                                 December 31,

                                                                                      1999                1998
                                                                                ----------------    ----------------
Cash Flow from Operating Activities:
 Net Income/(Loss)                                                              $     (1,289,145)   $       (608,490)
 Adjustments To Reconcile Net Income/(Loss) To Net
  Cash Provided/(Used) In Operating Activities:
    Depreciation/Amortization                                                            212,284             263,892
    Stock Issued for Services Rendered                                                   200,000                  --
    Write-off of Intangible Assets-Net                                                   469,192                  --
    Conversion of Notes Payable                                                           37,000                  --
    (Increase)/Decrease in Prepaid Expenses                                                3,665            (193,068)
    (Increase)/Decrease in Intangible Assets                                                  --            (466,444)
    (Increase)/Decrease in Deposits                                                          (80)             37,436
    (Increase)/Decrease in Inventory                                                     (26,732)                 63
    (Increase)/Decrease in Accounts Receivable                                            17,077             (42,357)
    (Increase)/Decrease in Other Assets                                                     (400)                 --
    (Increase)/Decrease in Royalties Receivable (Current)                                 11,691             (11,677)
    (Increase)/Decrease in Deferred Tax Asset                                            (37,514)           (149,015)
    Increase/(Decrease) in Accounts Payable                                             (182,590)             83,243
    Increase/(Decrease) in Accrued Expenses                                              296,677              17,975
    Increase/(Decrease in Payroll Taxes Payable                                           18,391                  --
    Increase/(Decrease) in Deferred Tax Liability                                        (61,330)             61,330
                                                                                ----------------    ----------------
        Total Adjustments                                                                957,331            (398,622)
                                                                                ----------------    ----------------
 Net Cash Provided/(Used) by Operating Activities                                       (331,814)         (1,007,112)

Cash Flow from Investing Activities:
    Investment in Subsidiary                                                                  --              76,500
    (Purchase)/Disposal of Property, Plant & Equipment                                (1,598,362)           (389,205)
    (Increase)/Decrease in Notes Receivable                                                   --                  --
                                                                                ----------------    ----------------
 Net Cash Provided / (Used) by Investing Activities                                   (1,598,362)           (312,705)

Cash Flow from Financing Activities:
    Due To/(From) Affiliate                                                             (231,737)            (54,314)
    Increase/(Decrease) in Advance from Shareholders                                      14,217                  --
    (Increase)/Decrease in Public Offering Costs                                        (232,234)            (34,500)
    Proceeds From Additional Paid in Capital                                           2,033,769             827,820
    Increase/(Decrease) in Notes Payable                                                 416,499             157,531
                                                                                ----------------    ----------------
 Net Cash Provided/(Used) by Financing Activities                                      2,000,514             896,537
                                                                                ----------------    ----------------
Net Increase/(Decrease) in Cash                                                           70,338            (423,280)
Cash at the Beginning of the Year                                                          9,088             432,368
                                                                                ----------------    ----------------
Cash at the End of the Year                                                     $         79,426    $          9,088
                                                                                ================    ================

    Additional Disclosure of Operating Cash Flow:
        During 1999, the Company issued 200,000 shares of stock, .01 stated  value, as compensation ($200,000).
        During 1999, the Company converted $37,000 debt to 37,000 shares of stock, $.01 stated value.
        Cash paid during the years ended December 31, 1999 and 1998 for:
          Interest Paid.....................................................    $         21,446    $          8,528
          Income Tax Expense................................................    $             --    $             --

See accompanying notes to the consolidated financial statements.

                   SOUTH BEACH CONCEPTS, INC. & SUBSIDIARIES
                Consolidated Notes to the Financial Statements
                               December 31, 1999


Note 1 - Basis of Presentation and Significant Accounting Policies:
         ----------------------------------------------------------

     South Beach Concepts, Inc. (the Company) incorporated as a Florida corporation and commenced business on July 28, 1998. The Company, through its subsidiaries, develops, operates, franchises, and services restaurants with consistent themes, logos and signs, menus, and food quality. These operations currently exist in select areas of Florida, Illinois, Michigan, Missouri, and Texas.

     Cafe Society Coffee Company, a wholly owned subsidiary, manufactures and sells high-end specialty coffees that are sold and distributed under its own label as well as private labels. These operations currently exist in Texas and Florida.

A)   Business Combination
     --------------------

     The Company owns all of the common stock of South Beach Cafe, Inc.; South Beach Cafe MSU, Inc.; South Beach Cafe Florida, Inc.; South Beach Cafe International Franchise, Corp.; Pizza World International, Inc.; Pizza World International St. Louis, Inc.; Pizza World International Franchise, Corp.; Cafe Society Coffee Company; and Baja Food Concepts, Inc..

     The outlets associated with Pizza World International St. Louis, Inc. were sold in 1998 whereas the outlets associated with South Beach Cafe MSU, Inc. were closed in 1998 with the demolition of the mall in which their site existed. As a result of the aforementioned, these corporate subsidiaries have been dissolved.

B)   Consolidation
     -------------

     Through complete consolidation, all inter-company transactions and balances have been eliminated.

C)   Inventory
     ---------

     Inventories are stated at the lower of cost or market. Cost is determined by using the first-in, first-out method. Inventories consist primarily of food supplies and paper products.

D)   Research and Development Costs
     ------------------------------

     Research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged in 1999 and 1998 were $40,475 and $3,988, respectively.

                   SOUTH BEACH CONCEPTS, INC. & SUBSIDIARIES
                Consolidated Notes to the Financial Statements
                               December 31, 1999


Note 1 - Basis of Presentation and Significant Accounting Policies: (continued)
         -----------------------------------------------------------

E)   Property, Plant, and Equipment
     ------------------------------

     Property, plant, and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is calculated by using the straight-line method for financial reporting and accelerated methods for income tax purposes. The recovery classifications for these assets are listed as follows:


           Computers & Software         5 years
           Signs                       10 years
           Machinery & Equipment        7 years
           Furniture and Fixtures       7 years
           Transportation Equipment     7 years
           Building                    39 years
           Leasehold Improvements      life of lease

     All repair and maintenance costs are charged against income in the period incurred. Any repairs that increase the life of the asset are capitalized and depreciated over the adjusted life of the asset.

F)   Intangible Assets
     -----------------

     Organization costs (see note 1P) have been incurred during the establishment and restructuring phase of the Company's retail facilities. During this phase, these costs are capitalized and amortized using the straight-line method over a period of five (5) years. At December 31, 1999 and 1998, accumulated amortization on organization costs totaled $ -0- and $183,371, respectively.

     As the Company continues to grow, it establishes various trademarks to ensure its proprietary rights. These trademarks are amortized using the straight-line method over a period of forty (40) years. At December 31, 1999 and 1998, accumulated amortization related to trademarks was $ 684 and $ 295, respectively.

     Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at the date of acquisition. During 1997, the Company acquired a forty-nine percent (49%) minority interest in a subsidiary for $76,500. The Company then acquired the remaining fifty-one percent (51%) in 1998 for $125,000. The resulting purchase price was in excess of the fair market value and thus created goodwill in the amount of $76,500. This goodwill is being amortized using the straight-line method over a period of fifteen (15) years. Accumulated amortization was $10,200, and $5,100 for the years ended December 31, 1999 and 1998, respectively.

                   SOUTH BEACH CONCEPTS, INC. & SUBSIDIARIES
                Consolidated Notes to the Financial Statements
                               December 31, 1999



Note 1 - Basis of Presentation and Significant Accounting Policies: (continued)
         -----------------------------------------------------------

G)   Income Taxes
     ------------

     The Company adopted the provisions of Statement of Financial Accounting Standards (FASB) No. 109, "Accounting for Income Taxes", which requires a change from the deferral method to assets and liability method of accounting for income taxes. Timing differences exist between book income and tax income that primarily relates to depreciation.

H)   Net Earnings Per Common Share
     -----------------------------

     Net earnings per common share are shown as both basic and diluted. Basic earnings per common share are computed by dividing net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding. Diluted earnings per common share are computed by dividing net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding plus any dilutive common stock equivalents. The components used for the computations are shown as follows:



                                         December 31, 1999  December 31, 1998
                                         -----------------  -----------------

     Weighted Average Number of Common
        Shares Outstanding Including:

          Basic Common Shares                13,592,477         12,922,683
          Dilutive Common Shares             20,996,477         12,922,683


I)   Impairment of Long - Lived and Identifiable Intangible Assets
     -------------------------------------------------------------

     The Company evaluates the carrying value of long-lived assets and identifiable intangible assets for potential impairment on an ongoing basis. An impairment loss would be deemed necessary when the estimated non-discounted future cash flows are less than the carrying net amount of the asset. If an asset were deemed to be impaired, the asset's recorded value would be reduced to fair market value. In determining the amount of the charge to be recorded, the following methods would be utilized to determine fair market value:

          1)  Quoted market prices in active markets.
          2)  Estimate based upon prices of similar assets
          3)  Estimate based upon valuation techniques

     As of August 31, 1999 and 1998, no impairment existed.

                   SOUTH BEACH CONCEPTS, INC. & SUBSIDIARIES
                Consolidated Notes to the Financial Statements
                               December 31, 1999


Note 1 - Basis of Presentation and Significant Accounting Policies: (continued)
         -----------------------------------------------------------

J)   Franchise Revenues
     ------------------

     Revenues from sales of individual franchises is recognized, net of an allowance for uncollectable amounts, when substantially all significant services to be provided by the Company have been performed.

K)   Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumption that affect the reported amounts of assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

L)   Risk Concentration
     ------------------

     The Company's operating cash is held in financial institutions, which are insured by the Federal Deposit Insurance Corporation up to, but not exceeding, $100,000. At December 31, 1999 and 1998, uninsured cash balances total approximately $ - 0 - and $ - 0 -, respectively.

M)   Advertising
     -----------

     Advertising costs are expensed as incurred. Advertising expenses was $9,277 and $13,776 during the years ended December 31, 1999 and 1998, respectively.

N)   Comprehensive Income
     --------------------

     There were no items of other comprehensive income in 1999 and 1998, and, thus, net income is equal to comprehensive income for each of those years.

O)   Reclassification
     ----------------

     The Company has reclassified certain balance sheet components for the year ended December 31, 1998 to facilitate comparison to the year ended December 31, 1999.

                   SOUTH BEACH CONCEPTS, INC. & SUBSIDIARIES
                Consolidated Notes to the Financial Statements
                               December 31, 1999


Note 1 - Basis of Presentation and Significant Accounting Policies: (continued)
         -----------------------------------------------------------

P)   Accounting Pronouncements
     -------------------------

     During August of 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-5 "Reporting on the Costs of Start-Up Activities". This statement requires all costs related to a company's start-up activities be expensed during the period incurred rather than capitalized and amortized over a period of time.

     This pronouncement became effective for fiscal years beginning after December 15, 1998. As a result of this change, the Company has written off $533,157 of prior organization costs during the year ended December 31, 1999.



Note 2 - Accounts Receivable:
         -------------------

     Accounts receivable consist of the following:
                                                          December 31,
                                                        1999       1998
                                                       -------   -------
     Accounts Receivable                               $29,280   $46,357
     Allowance for Doubtful Accounts                     2,887     - 0 -
                                                       -------   -------
     Net Accounts Receivable                           $26,393   $46,357
                                                       =======   =======


Note 3 - Due From Affiliate:
         -------------------

     At December 31, 1999 and 1998, a receivable of approximately $343,860 and $112,123, respectively, existed from an affiliate company.


Note 4 - Note Receivable:
         ----------------

     During 1998, the Company sold one of its franchise stores in consideration for a note receivable in the amount of $61,500. The payer subsequently defaulted payment on this note and management has thus determined this note to be uncollectable. The ending result is a $61,500 charge to loss on disposition. No loss has resulted in 1999.

                   SOUTH BEACH CONCEPTS, INC. & SUBSIDIARIES
                Consolidated Notes to the Financial Statements
                               December 31, 1999



Note 5 - Property, Plant, and Equipment:
         ------------------------------

     Components of property, plant, and equipment, at December 31, 1999 and 1998 are as follows:


                                                          1999          1998
                                                          ----          ----
          Furniture and Fixtures                       $  343,043   $  379,631
          Signs                                           106,425       85,718
          Computer Equipment and Software                 261,898      230,218
          Machinery and Equipment                         268,114      138,974
          Leasehold Improvements                          525,463      525,463
          Transportation Equipment                          4,400        4,400
          Building                                      1,000,000        - 0 -
          Land                                            453,423        - 0 -
                                                       ----------   ----------
              Total Property, Plant, and Equipment     $2,962,766   $1,364,404
          Less: Accumulation Depreciation                (486,140)    (278,960)
                                                       ----------   ----------
              Net Property, Plant, and Equipment       $2,476,626   $1,085,444
                                                       ==========   ==========


Note 6 - Notes Payable:
         -------------
                                                              December 31,
                                                           1999         1998
                                                           -----------------
     Mortgage payable to Solovision, Inc. bearing
     interest of 8.5%, payable in 39 monthly
     installments of $7,500 and a balloon payment
     due January 2003.                                    $533,347     $  - 0 -

     Note payable to SBC World Ventures, Inc.
     bearing no interest and payable upon demand.            - 0 -       58,170

     Note payable to HDSI Consulting bearing
     interest of 12%, payable in monthly installments
     of $352; due November 2110.                             - 0 -        7,887

     Note payable to A. Ciaccio bearing interest of 16%,
     payable in monthly installments of $5,327; due
     September 1999.                                         - 0 -       75,374

     Note payable to A. Ciaccio bearing interest of 12%,
     payable in monthly installments of $1,890; due
     February 2001.                                       $ 24,583     $  - 0 -
                                                          --------     --------

          Total Debt Payable                               557,930      141,431
          Less Current Portion of
             Long - Term Debt Payable                       32,182      141,431
                                                          --------     --------
          Total Long - Term Debt                          $525,748     $  - 0 -
                                                          ========     ========

                   SOUTH BEACH CONCEPTS, INC. & SUBSIDIARIES
                Consolidated Notes to the Financial Statements
                               December 31, 1999



Note 6 - Notes Payable: (continued)
         -------------

          Future principal repayment of the notes payable is as follows:

                         2000                $ 32,182
                         2001                  16,173
                         2002                  13,683
                         2003                $495,892


Note 7 - Lease Obligations:
         -----------------

     During 1998, the Company leased certain computer equipment. Under this thirty-six month operating lease, the monthly payment is $299.

               Future minimum lease payments are summarized as follows:


                         December 31,                   Amount
                         ------------                   ------
                            2000                        $3,588
                            2001                         1,495
                                                        ------
                              Total                     $5,083
                                                        ======

Note 8 - Franchising:
         ------------

     When an individual franchise is sold, the Company agrees to provide certain services to the franchisee. Generally, these services include training personnel, implementation of an accounting system, and assistance with operations relative to the particular food concept franchise acquired.

     Deferred franchise-fee revenues represent the portion of total revenue from initial franchise sales attributable to services required to be provided by the Company that have not yet been performed. For the years ended December 31, 1999 and 1998, no deferred revenues existed.

     The Company has experienced growth during the past year. The number of franchises sold has increased each year since 1998 reflecting a strong demand for the Company's product and the benefits obtained by franchise owners. The Company expects this favorable situation to continue; however, franchise sales will reach a saturation point, and accordingly, revenue from franchise sales may decline in the future. Because the Company is in its early years, this saturation is not expected to occur for many years to come.

                   SOUTH BEACH CONCEPTS, INC. & SUBSIDIARIES
                Consolidated Notes to the Financial Statements
                               December 31, 1999



Note 8 - Franchising: (continued)
         -----------

     For the years ended December 31, 1999 and 1998, the Company had seven and two, respectively, company owned concepts operating in co-branded outlets. Additionally, there were thirteen franchisee owned outlets in both 1999 and 1998.

     During 1999 and 1998, revenue from franchise sales, net of related costs, represented approximately 30% and 32% of net income, respectively.


Note 9 - Business Combinations:
         ---------------------

     As stated in note 1, the Company owns all of the outstanding common stock of South Beach Cafe, Inc. and Pizza World International, Inc. as well as their respective subsidiaries. These shares were all acquired during 1998 after the creation of the Company.

     Upon formation of the Company in July 1998, the Company issued 10,000,000 shares of its common stock to South Beach Concepts, PLC (SBCPLC), its previous parent corporation prior to spinning-off, in consideration for transfer, to the Company by SBCPLC, of all the issued and outstanding capital stock in SBCPLC's wholly owned corporate subsidiaries known as South Beach Cafe, Inc. and Pizza World International, Inc. As a result, the Company holds all 5,139,775 of the outstanding Class A voting common stock of SBC and all 10,526,800 of the outstanding shares of common stock of PWI. As a result of the spin-off and the aforementioned, the Company, in July 1998, controlled two wholly owned subsidiaries. Subsequent to this transaction, the Company has issued additional shares of its common stock to other parties through an exempt public offering.

     Prior to 1998, the Company had held a minority interest in Cafe Society Coffee Company and as stated in Note 1 has acquired the remaining fifty-one percent (51%) interest resulting in Cafe Society Coffee Company being a wholly owned subsidiary.

     In July 1999, the Company engaged in a re-organization with Westford Acquisition Corporation whereby the Company was the survivor. As a result of this re-organization, the Company acquired another wholly owned subsidiary, Baja Food Concepts, Inc.


Note 10 - Related Party Transactions:
          --------------------------

     During 1998, the Company borrowed $8,600 from Burnham International Group, Inc. (BIG). The controlling shareholder of BIG, T. Burnham, is an officer of the Company. The amount of $8,600 due to BIG was repaid during 1999.

                   SOUTH BEACH CONCEPTS, INC. & SUBSIDIARIES
                Consolidated Notes to the Financial Statements
                               December 31, 1999



Note 10 - Related Party Transactions: (continued)
          --------------------------

     During 1999 and 1998, the Company borrowed $7,500 and $53,617, respectively, from Texas International Group, Inc. (TIG). The controlling shareholder of TIG, T. Burnham, is an officer of the Company. After $32,810 was repaid during 1999, the balance due TIG is $28,307.

     During 1999, Thomas Burnham, an officer of the Company, advanced the Company $2,010 which is payable upon demand.

     Additionally, T. Burnham, an officer of the Company performs legal services for the Company. Amounts expensed for professional services, staff salaries, and reimbursed expenses was approximately $43,500 and $49,000 for the years ended December 31, 1999 and 1998, respectively.


Note 11 - Commitments and Contingent Liabilities:
          --------------------------------------


     The Company maintains the following leases:

                                                                                                                  Remaining
     Lessee                             Location                                Duration                           Payment
     ------                             --------                                --------                           -------
     South Beach Cafe, Inc.             405 Little Lake Drive              Month to Month                       $    - 0 -
     South Beach Cafe, Inc.             Cattle Ridge Business Park         Oct. 1997 - Sept. 2012                1,956,443
     South Beach Cafe, Inc.             Cattle Ridge - Suite 201           Aug 1998 - July 2003                    232,216
     South Beach Cafe - FL, Inc.        1991 Main Street                   May 1997 - Apr. 2002                    175,230
     South Beach Cafe - FL, Inc.        Village Plaza                      Jan. 1999 - Dec. 2008                   464,947
     South Beach Cafe - FL, Inc.        Valley Ranch and MacArthur         Oct. 1999 - Sept. 2001                   84,000
                                                                                                                -----------
                                                                                                 Total          $2,912,836
                                                                                                                ===========

               Future minimum lease payments are summarized as follows:

                    December 31,                      Amount
                    ------------                      ------
                       2000                        $  362,719
                       2001                           356,440
                       2002                           276,266
                       2003                           228,392
                       2004 and Thereafter          1,689,019
                                                   ----------
                         Total                     $2,912,836
                                                   ==========


     Rent expense was $358,842 and $258,737 under these operating leases for the years ended December 31, 1999 and 1998, respectively. Rent expense includes additional charges for common area maintenance.

     These leases contain clauses relating to renewal options. Although each does not contain such option, those that do vary from three years to fifteen years additionally.

                   SOUTH BEACH CONCEPTS, INC. & SUBSIDIARIES
                Consolidated Notes to the Financial Statements
                               December 31, 1999


Note 11 - Commitments and Contingent Liabilities: (continued)
          --------------------------------------

     As a result of the store purchase in Clearwater, Florida (see Note 17), the Company paid $15,000 in cash, $75,000 in common stock, and issued a note payable in the amount of $60,000.


Note 12 - Deferred Public Offering Costs:
          ------------------------------

     Deferred public offering costs consist of those expenditures incurred during an attempt to raise capital by selling the Company's common stock. Upon successful completion of this offering, all expenses incurred will be reclassified to additional paid in capital and treated as syndication costs.

     The Company successfully raised $1,000,000 in accordance with the Securities and Exchange Commission rule 504 of Regulation D. The Company incurred $34,500 of costs associated with this offering and as such charged these costs directly to additional paid in capital.

     The Company is currently involved in raising funds in accordance with the Securities and Exchange Commission Rule 506 of Regulation D. All costs associated with this offering are being carried as deferred public offering costs. Upon successful completion of this offering, all expenses incurred will be reclassified to additional paid in capital and treated as syndication costs.


Note 13 - Preferred Stock, Stock Options, and Warrants:
          --------------------------------------------

     During 1998, the Board of Directors and majority shareholders authorized 15,000,000 shares of preferred stock with a stated value of $.01. As of December 31, 1998, no preferred stock has been issued.

     The Company has issued the following warrants as of December 31, 1999:

          383,500 stock purchase warrants expiring September 30, 2000. These warrants are to purchase fully paid and non-assessable shares of the Company's common stock, stated value $.01 per share at a purchase price of $1.25 per share prior to April 1, 1999. At April 1, 1999, the warrant purchase price increases to, and remains until date of expiration, $2.00 per share. These warrants are subject to the ability of the Company to become a public company and the future marketability of the common stock. As of December 31, 1998, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933. During 1999, these warrants were cancelled and re-issued as part of another offering with extended terms.

                   SOUTH BEACH CONCEPTS, INC. & SUBSIDIARIES
                Consolidated Notes to the Financial Statements
                               December 31, 1999


Note 13 - Preferred Stock, Stock Options, and Warrants: (continued)
          --------------------------------------------

     The Company has issued the following warrants as of December 31, 1999:
     (continued)

          923,650 stock purchase warrants expiring June 30, 2001. These warrants are to purchase fully paid and non-assessable shares of the Company's common stock, stated value $.01 per share at a purchase price of $1.25 per share prior to December 31, 1999. On January 1, 2000, the warrants' purchase price increases to, and remains until date of expiration, $2.00 per share of common stock. Although as of December 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933, 480 warrants have been exercised.

          8,500,000 stock purchase warrants expiring April 15, 2000. These warrants are to purchase fully paid and non-assessable shares of the Company's common stock, stated value $.01 per share at a purchase price of $.0001 per share. Although as of December 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933, 1,096,000 warrants have been exercised.

          504,077 stock purchase warrants expiring June 30, 2001. These warrants are to purchase fully paid and non-assessable shares of the Company's common stock, stated value $.01 per share at a purchase price of $2.50 per share. As of December 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and no warrants have been exercised.

     At December 31, 1999 1,427,247 warrants would have an anti-dilutive effect.


Note 14 - Income Taxes:
          ------------

     As discussed in note 1, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Implementation of SFAS 109 did not have a material cumulative effect on prior periods nor did it result in a change to the current year's provision.

A) The effective tax rate for the Company is reconcilable to statutory tax rates as follows:


                                                         December 31,
                                                        1999     1998
                                                       -------  -------
                                                           %        %
                    U.S. Federal Statutory Tax Rate      34       34
                    U.S. Valuation Difference           (07)     (21)
                                                       ------   ------
                    Effective U.S. Tax Rate            - 27 -   - 13 -
                                                       ======   ======

                   SOUTH BEACH CONCEPTS, INC. & SUBSIDIARIES
                Consolidated Notes to the Financial Statements
                               December 31, 1999


Note 14 - Income Taxes: (continued)
          -------------


B)   Items giving rise to deferred tax assets / liabilities are as follows:

                                                     December 31,
                                                  1999       1998
                                                  ----       ----
        Deferred Tax Assets:

          Tax Loss Carry-forward                $630,832    $298,029
          Depreciation                           115,280      - 0 -
                                                --------    --------

        Deferred Tax Liability:

          Depreciation                            - 0 -       61,330
                                                --------    --------

        Valuation Allowance                      559,583     149,014
                                                --------    --------

          Net Deferred Tax Assets / Liability   $186,529    $ 87,685
                                                ========    ========

C) The Company experienced tax losses of approximately $978,832 and $876,557 for the years ended December 31, 1999 and 1998, respectively. Due to no prior income, the Company continues to carry net operating losses of approximately $978,832, $876,557, $366,185, and $1,360,000 through the years 2014, 2013, 2012, and 2011, or until they are completely used; whichever occurs first.


Note 15 - Earnings Per Share:
          -------------------

     The following table sets forth the computation of basic and diluted earnings per share:

                                                  For the Year Ended December 31, 1999
                                                -----------------------------------------
                                                   Income          Shares      Per-Share
                                                 (Numerator)    (Denominator)    Amount
                                                --------------  -------------  ----------
     Net Loss                                     $(1,289,145)

     Basic EPS:
       Loss available to common stockholders            - 0 -     13,592,477      $(0.09)
                                                                               =========
      Effect of Dilutive Securities:
       Warrants                                         - 0 -      7,404,000
                                                  -----------   ------------
      Diluted EPS:
       Loss available to common stockholders
         and assumed conversions.                 $(1,289,145)    20,996,477      $(0.06)
                                                  ===========   ============   =========

                   SOUTH BEACH CONCEPTS, INC. & SUBSIDIARIES
                Consolidated Notes to the Financial Statements
                               December 31, 1999


Note 15 - Earnings Per Share: (continued)
          ------------------

                                                                 For the Year Ended December 31, 1998
                                                                 ------------------------------------
                                                               Income            Shares          Per-Share
                                                            (Numerator)       (Denominator)        Amount
                                                            -----------       -------------        ------

     Net Loss                                             $  (608,490)

     Basic EPS:
       Loss available to common stockholders                 (608,490)           12,922,683          $(0.05)
                                                                                                  =========
      Effect of Dilutive Securities:                              - 0 -                - 0 -
                                                             ---------         ------------
      Diluted EPS:
       Loss available to common stockholders
         and assumed conversions.                         $  (608,490)           12,922,683          $(0.05)
                                                             =========         ============       =========

     For the years ended December 31, 1999 and 1998, 1,427,247 and 383,500, respectively, anti-dilutive securities existed.

     For the period January 1, 2000 to March 23, 2000, there were no transactions that would have materially changed the number of common shares or potential common shares outstanding.


Note 16 - Accumulated Deficits:
          --------------------

     Although the Company has suffered substantial losses from operations since inception, these losses have been covered through capital contributions and fall well within management's expectations. While no significant revenues have been generated to date, the Company has commenced its planned principal activities.


Note 17 - Subsequent Events:
          ------------------

     The Company is in the process of registering its common stock in certain states. This registration is being conducted in accordance with the Securities and Exchange Commission rule 506 of Regulation D. This registration allows the Company to privately sell its securities to the public. The Company has raised approximately $830,000 under this offering; $75,000 being subsequent to December 31, 1999.

     Subsequent to December 31, 1999, the Company has entered "Area Representative Agreements" with two groups so that they may pursue potential franchisee candidates in the states of Colorado and Virginia. Revenues from these agreements total approximately $320,000 and represent 75% of all franchise revenues in 1999.

                   SOUTH BEACH CONCEPTS, INC. & SUBSIDIARIES
                Consolidated Notes to the Financial Statements
                               December 31, 1999


Note 17 - Subsequent Events: (continued)
          -----------------

     On February 29, 2000, the Company purchased an existing Pizza World outlet from an existing franchisee in Clearwater, Florida. This outlet will be converted to a co-branded corporate outlet. The cost of this purchase is $150,000 for which payment consists of a $15,000 cash down, a $60,000 note payable, and $75,000 in common stock.